BI-OPTIC VENTURES INC. (the "Issuer")

Request for Financial Statements

National Instrument 51-102 provides shareholders with the opportunity to elect annually to have their name added to the Issuer's supplemental mailing list in order to receive: (i) annual financial statements and MD&A and (ii) interim financial statements and MD&A of the Issuer.  The documents will be accessible under the Issuer's profile at www.sedar.com.  However, if you wish to receive any such mailings, please check the applicable box below.

I wish to receive annual financial statements and MD & A

I wish to receive interim financial statements and MD & A

In anticipation of the ability to use electronic methods for communication between issuers and their shareholders, we are requesting that you provide us with your fax number and/or e-mail address.  Please also indicate your preferred method of communication.

COMPLETE AND RETURN THIS FORM TO:

Pacific Corporate Trust Company

10th floor, 625 Howe Street

Vancouver, British Columbia

V6C 3B9

NAME:

PLEASE PRINT

ADDRESS:

POSTAL CODE:

FAX:

___________________________

EMAIL ADDRESS:  _________________________

I confirm that I am the BENEFICIAL owner of

 common shares of the Issuer.

I confirm that I am the REGISTERED owner of

 common shares of the Issuer.

Method of Communication:  ___ Fax     ___ E-mail Notification *   ___ Mail (Postal)

*If you have selected E-mail notification as your method of communication, you must also complete a "Consent to Electronic Delivery of Documents" form on the reverse.

SIGNATURE OF

SHAREHOLDER:

______________________________________DATE:________________

CONSENT TO ELECTRONIC DELIVERY OF DOCUMENTS

1.

I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification of the availability of a document in electronic format.  The notification e-mail may or may not contain the actual document. If not, the notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer.

2.

I acknowledge documents distributed electronically may be distributed in Adobe's Portable Document Format (PDF). The Adobe Acrobat Reader software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format.

3.

I acknowledge that I may receive at no cost from the deliverer(s) a paper copy of any documents delivered electronically if I contact the deliverer by regular mail (Suite 615, 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3).

4.

For the above named issuer(s) the documents will be maintained for a minimum of 6 months and a maximum of 12 months from the date of posting to the web site. Specific cancellation dates will be noted on the documents themselves.

5.

I understand that I will be provided with a paper copy of any document intended to be delivered electronically, if electronic delivery fails.

6.

I understand that my consent may be removed or changed, including any change in electronic mail address to which documents are delivered at any time by notifying the deliverer of such revised or revoked consent by regular mail (Suite 615, 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3).

7.

I understand that I am not required to consent to electronic delivery.

I have read and understand this "Consent to Electronic Delivery of Documents" form and consent to the electronic delivery of the documents listed above that the deliverer elects to deliver to me electronically, all in accordance with my instructions above.

DATED this ___ day of ______________, 2005.

_____________________________

_______________________________________

(Name)

(Postal Address)

SIGNATURE OF SHAREHOLDER